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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT


        This Employment Agreement (the "Agreement"), dated as of the 28 day of December, 1997, is between SystemSoft Corporation, a Delaware corporation having its principal place of business at One Innovation Drive, Natick, Massachusetts 01760 (the "Company"), and William J. O'Connell ("Employee or you").

        In consideration of the mutual covenants and undertakings set forth herein, the Company and you agree as follows:

1. The Company shall continue to employ you and you accept continued employment with the Company, upon the terms and subject to the conditions set forth in this Agreement. The Corporation recognizes that the employee may be invited to serve on boards of Companies and/or industry associations and supports this activity insofar as it does not represent a conflict of interest to the Corporation.

    a. During the term of such employment, you shall: (a) devote substantially all of your business time and energy to performing your duties pursuant to this Agreement, (b) perform all duties as the board of directors or any officer of the Company shall from time to time direct, (c) perform such duties in a faithful manner and to the best of your ability and (d) use your best efforts to promote the interests of the Company. The Company shall continue to pay you your present base salary ("Base Salary", which may be adjusted from time to time in writing), payable in at least equal monthly payments during the term of your employment by the Company, the specific payment terms of which shall be determined by the Company.

    b. You may be entitled to receive bonuses based on fifty percent (50%) of your Base Salary. You may be entitled to increases in your Base Salary. The determination of the amount of such increases in Base Salary, if any, and the time and method of payment of such increases shall be at the sole discretion of the board of directors of the Company.

    c. You may exercise any stock options granted to you at any time regardless of whether the options have vested. Until such options have vested in accordance with the terms of the stock option grant, the Company shall have the right to purchase the shares of stock issued pursuant to the exercise of the grant at the price paid by you.

    d. You may request the Company to finance the acquisition cost of the stock option shares. If the Company elects, in its sole discretion, to provide such financing, you shall execute a promissory note acceptable to the Company. Interest shall accrue at the prime rate.

2. During the term of your employment by the Company, and for a period of one
(1) year following the termination of such employment, you shall not, directly or indirectly, for your own account or on behalf of any other Person, anywhere in the world, engage in any business activity


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which is the same as, substantially similar to or otherwise competitive with any business activity now or thereafter undertaken by the Company or by any affiliate of the Company (except that you may own non-voting shares, and not more than 10% of the voting shares, of any publicly-traded Company engaged in such business activity). You expressly acknowledges that because of the nature of the Company's business and the locations of the Company's customers, placing a more limited geographic scope on your obligations under this Section would render those obligations effectively meaningless, and that the worldwide scope of those obligations is therefore reasonable.

        A violation by you of the non-competition covenant set forth in this Section shall entitle the Company to terminate any remaining severance payments pursuant to Section 7 of this Agreement and seek any other remedy pursuant to this Agreement or applicable law.

3. a. During the term of your employment by the Company, and for a period of one (1) year following the termination of such employment, you shall not, directly or indirectly, for your own account or on behalf of any other Person, (a) employ or solicit the employment of any Person who is, or during the 120 days immediately preceding the termination of such employment was, an employee of the Company or any affiliate of the Company, (b) influence or seek to influence any employee of the Company to leave the Company's employment or (c) contact (except pursuant to your duties on behalf of the Company during your employment) any employee of the Company with respect to any business matter of the Company. The Corporation will not hold the Employee accountable for inadvertant hires: those that may be done by someone in another part of the Company with no involvement or knowledge on the Employee's part.

    b. During the term of your employment by the Company, and for a period of one (1) year following the termination of such employment, you shall not, directly or indirectly, for your own account or on behalf of any other Person, (a) sell or attempt to sell any products or services competitive with the Company's products or services to any customer to whom the Company sold products or services at any time during the last one (1) year of your employment with the Company or (b) suggest, advise or attempt to persuade any such customer to limit or discontinue its business with the Company. The foregoing restrictions shall apply to (a) all such customers of the Company located in any defined territory or territories to which you was assigned at any time during the last one
        (1) year of your employment with the Company and (b) any of the Company's customers with which or with whom you dealt or whose account or business he managed, supervised, or conducted, alone or with any other Person, on behalf of the Company at any time during the last one
        (1) year of your employment.

4. At your sole option, you may terminate your employment with the Company as of February 28, 1998 (the "Termination Date"). If you make this election, as further provided in Section 7, you shall receive your Base Salary and all bonuses received by the Management Team which may include stock grants through the Termination Date. At your option, this Section of the Agreement may be amended or rescinded by mutual agreement of the Company and yourself on or before March 1, 1998. Consistent with the provisions of Section 2 of this Agreement, you are free to seek alternate employment beginning January 31, 1998; however you may not commence new employment prior to February 28, 1998. If you have not secured another position by February 28, 1998 and


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agree to a six month Sales Consulting arrangement with the Company, then the
Company shall pay you at your full current Base Salary for a period of Six months (through August 31, 1998) and then for an additional twelve month period following this (through August 31, 1999). Additionally, you will continue to vest your stock options through August 31, 1999. If however, you do secure other employment following the Termination Date and/or a consulting arrangement does not commence, then you will receive 12 months salary through February 28, 1999 and twelve months stock vesting through February 28, 1999.

5. If you elect to terminate your employment with the Company, you will not disclose or use any of the Company's confidential information or confidential information entrusted to the Company by others to any non-Company person, company, or other entity. The Company's confidential information includes matters not generally known outside of the Company, such as experimentation, research and developments relating to existing and future products and services marketed or used by the Company, and also any information relating to the general business operations of the Company (i.e., sales, products, market opportunities, costs, profits, organizations, customer lists, pricing methods, etc.). In the event you hear of the Company confidential information from a third party, you agree not to disclose such confidential information.

6. If you elect to terminate your employment with the Company, you will settle all expense accounts and advances made by the Company to you and complete all other procedures required of terminating employees by February 28, 1998. The Company shall pay all reasonable and documented expenses incurred by you prior to February 28, 1998. You will return to the Company all property provided by the Company to you including all credit, identification, and entry cards and all documents, records, papers, notebooks, and other materials and copies thereof (regardless of the medium on which the copy is made) related to or including any information which is confidential to the Company.

7. If you elect to terminate your employment with the Company, the Company, while expressly denying the commission of any wrongful act, including but not limited to any violations of any federal, state or local fair employment practice law, or other employment practice law, or other employer duty or other employment-related obligation (all of which are hereinafter referred to as "employment relations laws") or other equity, will provide the following:

        a. Commencing on March 1, 1998, with the first payment on March 15, 1998, you will receive semi-monthly payments of $7,292 for the first twelve months after the Termination Date. Your entitlement to these separation payments will terminate if you breach your obligations to the Company pursuant to Sections 2, 3, 5 and 14 of this Agreement. Such a breach by you will, among other things, relieve the Company of its obligations to you under this Agreement regardless of when said breach occurs. If you secure and begin other employment, then during the twelve month period following the Termination Date, all medical and dental benefits payable to you hereunder will cease once you are eligible for such coverage from your new employer. Each payment made shall be less any amount required of the Company by law to be withheld or elected to be withheld by you on a voluntary basis. For purposes of this Agreement, being "employed" or "employment" means having a common law employment relationship with another entity or engaging in any other comparable


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            position such as independent contractor for, owner of, consultant to, or partner with or of another entity. Notwithstanding anything to the contrary in this Agreement, your failure to attempt to find other employment will not entitle the Company to discontinue payment under Section 7 (a) or to cease to provide continuation of benefits as described in Sections 7(b) and 7(c).

        b. The Termination Date will be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you will receive COBRA information under separate cover. However, commencing on the Effective Date, and for the period during which you receive the above-referenced semi-monthly payments from the Company, the Company will continue to make its contribution to your medical and dental insurance coverage on the same terms and conditions available to active Company employees. Group universal life insurance and disability insurance coverage in effect at the Termination Date will be continued for a maximum of twelve (12) months thereafter in accordance with the terms of those policies. The Company agrees to pay your Officers Life Insurance and Disability Policies for a twelve month period from the Termination Date.

        c. Continuation of your participation in the Company 401(k) Plan for as long as payments continue to you under this Agreement. Thereafter, your rights in the Plans shall be determined under the terms of the Plan.

        d. For a period of 12 months, (or 18 months if the Consulting Agreement described in paragraph 4(d) is in effect) after the Termination Date, you may exercise any stock options granted to you at any time regardless of whether the options have vested. Until such options have vested in accordance with the terms of the stock option grant, the Company shall have the right to purchase the shares of stock issued pursuant to the exercise of the grant at the price paid by you.

        e. You shall be appointed to the Company Advisory Committee for not less that 12 months, (or 18 months if the Consulting Agreement described in paragraph 4(d) is in effect) months after the Termination Date, during which time any options granted to you shall not be canceled and the vesting thereof shall continue. In your capacity as a member of the Company Advisory Committee, you will provide assistance to the Company on an as needed basis. Such assistance shall be limited to reasonable amounts of your time and shall take place at mutually convenient schedules.

        f. The Company will permit you to maintain access to your existing US mail. The Company will hold your personal mail for you at the Company's reception desk or mail it to you once per week at your option. the Company will also maintain your email account for a period of six months after the Termination Date. You acknowledge and agree both that you will not directly access this account and that the Company will monitor all of your email traffic and pass on to you only your personal email messages.

8. If you elect to terminate your employment with the Company, then in exchange for the consideration set forth above and for other good and valuable consideration receipt and sufficiency of which is hereby acknowledged:


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        a.  You and your agents, insurers, representatives, assigns, heirs, estates, executors, administrators, successors and attorneys hereby accept the foregoing, in full and complete waiver, release, and satisfaction of any and all claims of any kind or description that you have or may have had or may have through the date you execute the Agreement against the Company and/or its officers, benefit plans (including benefit plan fiduciaries, trustees, administrators and sponsors), attorneys, trustees, insurers, directors or employees including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief including any right to or claim arising out of a right, to re-employment. You also hereby release the Company from liability for such claims and waive any other rights relating to your employment, or your termination from employment, with the Company.

        b. You represent that you have not filed any complaints, administrative charges and/or lawsuits or proceedings against the Company based upon claims released in Section 8(a), with any local, state or federal court or agency and further that you have not assigned or transferred to any person any portion of any claim which is released or waived by this Agreement; and

        c. The Company agrees to issue on a press release regarding your separation from the Company.

        d. A personal reference statement to be provided future employers and others upon authorization by you will be consistent with the press release. The Company will instruct its officers and directors that this is the only statement to be made about your employment by the Company.

9. The Company hereby acknowledges that the foregoing is in full and complete waiver, release and satisfaction of any and all claims of any kind or description that the Company has or may have had or may have against you through the date you execute the Agreement, including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for other monetary or equitable relief, and the Company hereby expressly releases you from liability from such claims. However, this release shall have no force or effect as to claims, if any, by the Company that you violated any of the provisions of this Agreement. The Company will provide you with indemnification rights in accordance with the Company's Certificate of Incorporation and by-laws in effect on the date hereof, to the same extent available to the Company's officers and directors.. In the event that the applicable indemnity in the Certificate of Incorporation and by-laws are amended by the Company's board of directors, such amendments shall apply to you as well. In all policies of liability insurance for directors and officers, you will be covered for acts occurring during your period of employment with the Company.

10. If you elect to terminate your employment with the Company, you accept the payments and benefits set forth in Section 7 as full and complete payment, settlement, consideration, accord and/or satisfaction of any and all obligations of the Company arising out of your employment, including, but not limited to, any and all claims for vacation time and all other compensation and benefits such as stock, stock options, severance pay, commissions, bonuses,


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car allowance payments, deferred compensation payments, expenses (including, without limitation, travel, moving and/or housing-related expenses), contractual obligations and all other payments, compensation or reimbursements of any kind.

11.     a.  If you elect to terminate your employment with the Company, you acknowledge that you were advised by the Company of your right to consult with an attorney prior to executing this Agreement and you consulted with an attorney prior to December 21, 1997.

        b. You were advised when presented by the Company with the initial draft of this Agreement prior to December 1, 1997, that you had at least twenty-one (21) days within which to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, until the close of business on December 21, 1997.

        c. The parties hereby agree that the twenty-one (21) day period referenced in subsection (b) of this Section will not be affected or extended by any revisions which might be made to the initial draft of this Agreement.

12. It is further agreed by you and the Company that the consideration paid by the Company hereunder is in return for specific performance by you of each and every one of your obligations under this Agreement, and that the Company will seek and is entitled to specific performance by you in the event of a violation of any such obligation by you, in addition to all other remedies available to the Company.

13. a. The Company shall have the authority to terminate your employment under this Agreement immediately (i) for Cause (as defined below) or (ii) without Cause.

        b. "Cause" shall mean your (i) material failure or refusal to perform and discharge your duties and responsibilities of your employment, or willful action that is materially inconsistent with the terms of your employment; (ii) material breach of your fiduciary duties as an officer of the Company or any subsidiary or affiliate; (iii) commission of an act that would constitute a felony; (iv) commission of any other act involving personal dishonesty or moral turpitude on your part; or (v) material breach of any provision of this Agreement.

        c. In the event of an involuntary termination of your employment without Cause pursuant to subsection (b) (ii) above, you shall receive, for a period of twelve (12) months immediately following your involuntary termination, (a) payments at the rate of 100% of your Base Salary, including incentive bonus payments as of the date of your termination and all such payments to be made in the same manner as Base Salary payments during your employment. The severance payments pursuant to Section 13 (c) shall continue during such one year period even if you accept employment with another employer. However, notwithstanding anything to the contrary contained in
            Section 13 (c), all such severance payments shall immediately cease if you violate any of the restrictive covenants set forth in your Agreement, including, but not limited to, the provisions of Sections 2,3 and 14.


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        d.  During the period of severance payments, the Company will continue to pay your health insurance under the standard policies maintained by the company.

        e. During the period of severance payments, the stock options granted to you shall continue to vest over that period and any repricing of options by the Company will be applicable to you.

        f. In the event of a change in control of the Company, all options granted to you pursuant to the Company's Employee Stock Option Plan shall immediately vest including during any severance period, (including the consulting condition whereby you would vest options for an eighteen month period). "Change of Control" of the Corporation is deemed to have occurred if more than 20% of the voting shares outstanding are held by any one individual or corporation. In the event of a change of control between now and the end of the severance period, and you have not selected your options in paragraph 4(Consulting Period), you will be entitled to the additional benefit in paragraph 4(d) automatically extending your total severance to eighteen months.

        g. In the event that your job function is significantly reduced or your salary plus bonus is reduced, it will be deemed that you have been involuntarily terminated without cause. In this situation, all options granted to you under the Company's Employee Stock Option Plan shall immediately vest, as outlined in (f) above. Additionally, you will be entitled to severance payments and health insurance as outlined in paragraphs 7(a) and 7(b).


14. If you elect to terminate your employment with the Company, neither you nor the Company shall release, reveal, publish, cause to be published, publicize, discuss, or otherwise disclose the terms of the Agreement except as provided for herein and in Section 8 of the Agreement and to your family, accountants, and attorneys and except as you or the Company may be obligated to disclose on account of statutory, regulatory, or other legal requirements. Both the Company and you agree not to publicly criticize or discuss, except as mutually agreed, nor make any derogatory comments regarding, the facts and circumstances leading to your departure from the Company, but you may state that your departure was voluntary. You further agree not to disparage in any way the Company and/or its officers, directors, employees, shareholders, operations, finances, business and/or products in any way. Notwithstanding anything to the contrary in this Agreement, nothing herein will prevent you from answering questions from a duly authorized government agent acting in his or her official capacity.

15. The terms of the Agreement including all facts, circumstances, statements or documents relating thereto, shall not be admissible for any purpose in any litigation in any forum other than to secure enforcement of the terms and conditions of the Agreement.

16. The Agreement has been reached by mutual accord of the parties hereto, and the parties by their signatures indicate their full agreement and understanding of its terms.

17. The Agreement includes all of the agreements of the parties relative to your possible election to seek termination, and supersedes any prior agreements or representations between the parties as to the subjects covered.. This Agreement has no precedential effect, value, or impact


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whatsoever as to any person not a party to it.

18. Should any provision or part of any provision of this Agreement be found by a duly authorized court or forum to be legally unenforceable and/or against public policy, such unenforceability shall not prevent enforcement of the remaining provisions or parts of this Agreement.

19. The Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts. Any action to bring and try any dispute concerning the enforcement or interpretation of this Agreement shall be done in an appropriate court located in the Commonwealth of Massachusetts, and the parties hereby consent to the jurisdiction of any such court for that purpose.

20. You may revoke this Agreement for a period of seven (7) days following its execution and this Agreement will not become effective or enforceable until this revocation period has expired (the "Effective Date").

        IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

SYSTEMSOFT CORPORATION                     WILLIAM J. O'CONNELL

/s/ R. F. Angelo                           /s/ William J. O'Connell
----------------------                     -------------------------
By:                                        William J. O'Connell
R. F. Angelo
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Print Name:
Chairman & CEO
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Title:
12-18-97                                   12-18-97
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Date                                       Date


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